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CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement No. 33-31072 of Lord Abbett Series Fund, Inc. - Growth and Income Portfolio, International Portfolio, Mid-Cap Value Portfolio and Bond-Debenture Portfolio on Form N-1A of our report dated February 25, 2000, appearing in the annual report to shareholders of Lord Abbett Series Fund, Inc. - Growth and Income Portfolio, International Portfolio and Mid-Cap Value Portfolio for the period ended December 31, 1999, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
New York, New York
April 24, 2000